EXHIBIT 99

EMC Insurance Group Inc. Announces
Terms of Inter-Company Reinsurance
Programs for Calendar Year 2016

DES MOINES, Iowa (November 3, 2015) - On October 29, 2015, the Inter-Company Committees of the boards of directors of EMC Insurance Group Inc. (NASDAQ OMX/GS:EMCI) (the “Company”) and Employers Mutual Casualty Company (Employers Mutual), the Company’s parent organization, approved a change in the inter-company reinsurance program between the Company's reinsurance subsidiary and Employers Mutual for calendar year 2016, and also approved a new inter-company reinsurance program between the Company's three insurance subsidiaries in the property and casualty insurance segment and Employers Mutual for calendar year 2016. These reinsurance programs are intended to reduce the volatility of the Company's quarterly results caused by catastrophe and storms losses, and will provide protection from both the frequency and severity of such losses. Approval by the Inter-Company Committees is required to ensure that the terms of the agreements are fair and equitable to both parties; however, the programs must be approved by regulatory authorities before they become effective.

The reinsurance subsidiary's reinsurance program for 2016 will consist of two treaties. The first is a per occurrence catastrophe excess of loss treaty with a retention of $10 million, a limit of $10 million, 20 percent co-participation, and no reinstatement. The cost of this treaty will be approximately $2.0 million. The second is an annual aggregate catastrophe excess of loss treaty with a retention of $20 million, a limit of $100 million, and 20 percent co-participation. The cost of this treaty will be approximately $3.1 million. Any losses retained under the per occurrence treaty will inure to the benefit of the aggregate treaty. Only catastrophic events with total losses greater than $500,000 will be subject to the terms of the aggregate treaty. The reinsurance subsidiary will purchase additional reinsurance protections (Industry Loss Warranties) in peak exposure territories from external parties in which coverage is triggered when losses experienced by the insurance industry from a catastrophic event exceed a specified threshold (i.e., $20 billion). Any recoveries received from external parties will reduce the amount of losses ceded to Employers Mutual. The net cost of the external reinsurance protection is estimated to be approximately $4 million.

The property and casualty insurance subsidiaries' reinsurance program for 2016 will consist of two semi-annual aggregate catastrophe excess of loss treaties. The first treaty will be effective from January 1, 2016 through June 30, 2016, and will have a retention of $20 million and a limit of $24 million. The cost of this treaty will be approximately $6.3 million. The second treaty will be effective from July 1, 2016 through December 31, 2016, and will have a retention of $15 million and a limit of $12 million. The cost of this treaty will be approximately $1.5 million. All catastrophe and storm losses assumed by the property and casualty insurance subsidiaries (net of applicable reinsurance recoveries from external reinsurance protections purchased by the pool participants) will be subject to the terms of these treaties, and there is no co-participation provision.

About EMCI
EMC Insurance Group Inc. is a publicly held insurance holding company with operations in property and casualty insurance and reinsurance, which was formed in 1974 and became publicly held in 1982. The Company’s common stock trades on the Global Select Market tier of the NASDAQ OMX Stock Market under the symbol EMCI. Additional information regarding EMC Insurance Group Inc. may be found at www.emcins.com/ir. EMCI’s parent company is Employers Mutual Casualty Company (EMCC). EMCI and EMCC, together with their subsidiary and affiliated companies, conduct operations under the trade name EMC Insurance Companies.